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Exhibit 10.14

THIS EMPLOYMENT AGREEMENT SUPERSEDES AND REPLACES THAT CERTAIN EMPLOYMENT AGREEMENT DATED AS OF JANUARY 1, 2000, BY AND BETWEEN THE PARTIES HERETO, EFFECTIVE AS OF JANUARY 1, 2002.

EMPLOYMENT AGREEMENT
(Buchholtz)

        This Employment Agreement (the "Agreement") is entered into as of January 1, 2002, by and between SPY OPTIC, INC., a California corporation ("Employer"), and BARRY BUCHHOLTZ ("Employee"), with respect to the following facts:

          A.    Employee is experienced in the operational management of a business engaged in the design, manufacture, sale and distribution of sunglasses and related products bearing a trade name;

          B.    Employer is a California corporation which is engaged in the business of the design, manufacture, sale and distribution of sunglasses and related products bearing the "SPY" trade name; and

          C.    Employer desires to employ Employee, and Employee desires to be employed by Employer, in accordance with the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows;

        1.    Employment.    Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions of this Agreement.

        2.    At Will Employment.    The parties acknowledge and agree that (a) there is no term to this Agreement, (b) Employee is employed by Employer on an "at will" basis, and (c) either party shall have the right to terminate this Agreement at any time.

        3.    Compensation.    Employer shall pay Employee the forms of compensation set forth below, less any applicable withholding, employment taxes and/or other deductions.

          (a)    Base Salary.    A base salary (the "Base Salary") of Ninety-Four Thousand Dollars ($94,000) per year (prorated for any period of less than one year), payable at the rate of $3,615.38 every two weeks or at such other intervals in accordance with Employer's normal payroll practices.

          (b)    Contingent Annual Incentive Bonuses.    For each "Fiscal Year" (as hereinafter defined) of Employer during which Employee is employed by Employer pursuant to this Agreement, commencing with the Fiscal Year ending December 31, 2002, Employee shall be entitled to an incentive bonus (the "Annual Incentive Bonus") for such Fiscal Year in an amount equal to the lesser of (x) the sum of (A) six percent (6.0%) of the first $500,000 of Employer's "Pre-Tax Income" (as hereinafter defined) for such Fiscal Year, (B) five percent (5.0%) of the next $500,000 of Employer's Pre-Tax Income for such Fiscal Year, and (C) three percent (3.0%) of Employer's Pre-Tax Income for such Fiscal Year which exceeds $1,000,000, or (y) one percent (1.0%) of Employer's "Net Sales" (as hereinafter defined) for such Fiscal Year. The Annual Incentive Bonus, if any, shall be payable as follows:

            (i)    Within 30 days after the end of each Fiscal Quarter (other than the Fiscal Quarter ending December 31) during a Fiscal Year, Employer shall calculate the amount of the Annual Incentive Bonus which is payable to Employee for such Fiscal Year based upon the lesser of (A) the cumulative Pre-Tax Income as of the end of such Fiscal Quarter (as shown on Employer's internally prepared financial statements), or (B) the cumulative Net Sales as of the end of such Fiscal Quarter (as shown on Employer's internally prepared financial statements), and shall pay Employee an amount equal to fifty percent (50%) of such amount, less any prior payments made by Employer to Employee with respect to the Annual Incentive Bonus for such Fiscal Year.

            (ii)   Within 30 days after the release of Employer's "Audited Financial Statements" (as hereinafter defined) for the Fiscal Year, Employer shall calculate the Annual Incentive Bonus which is payable to Employee based upon the lesser of (A) the Pre-Tax Income for the Fiscal Year, or (B) the Net Sates for the Fiscal Year, less any and all prior payments made by Employer to Employee with respect to the Annual Incentive Bonus for such Fiscal Year. If the Annual Incentive Bonus for such Fiscal Year exceeds all prior payments made with respect thereto, then Employer shall pay Employee such excess within such 30 day period. If the amount of all prior payments made by Employer to Employee with respect to the Pre-Tax Income for such Fiscal Year exceeds the amount of the Annual Incentive Bonus for such Fiscal Year (the "IB Deficit"), the amount of the IB Deficit shall be carried forward to the next Fiscal Year and shall be offset against and reduce any payments which would otherwise be payable by Employer to Employee with respect to the Annual Incentive Bonus for the next Fiscal Year. Upon the termination of Employee's employment with Employer for any reason, the remaining amount of the IB Deficit, if any, shall be offset against and reduce any compensation of any kind or other monies payable by Employer to Employee.

  For clarification purposes, the following are examples of payments of the Annual Incentive Bonus.

  Example 1.    If for the Fiscal Year ending 12/31/2002, Employer's Net Sales and Pre-Tax Income are $20,000,000 and $1,500,000, respectively. Employee's Annual Incentive Bonus will be $70,000 (6% of the first $500,000, plus 5% of the next $500,000, plus 3% of the balance of $500,000 of Pre-Tax Income) since that is a lower amount than the $200,000 based on 1% of Net Sales of $20,000,000.

  Example 2.    If for the Fiscal Quarter ending 6/30/02, the cumulative Pre-Tax Income is $1,000,000, and cumulative Net Sales are $10,000,000, the amount of the Annual Incentive Bonus with respect to such cumulative Pre-Tax Income is $55.000 since that is a lower amount than the $100,000 based on 1% of cumulative Net Sales of $10,000,000. Employer is required to pay Employee 50% of the amount of such Annual Incentive Bonus, less any prior payments made by Employer to Employee with respect to such cumulative Pre-Tax Income for such Fiscal Year. If $10,000 was paid by Employer to Employee with respect to the Pre-Tax Income for the Fiscal Quarter ending 3/31/02, then Employer would pay $17,500 (50% of $55,000 less $10,000) to Employee.

          (c)    Sales Achievement Bonus.    For each Fiscal Quarter during which cumulative Net Sales equal or exceed the cumulative sales goal approved in writing by Employer's Chief Executive Officer ("CEO") (the "Approved Sales Goal"), Employee shall be entitled to a sales achievement bonus (the "SA Bonus") in an amount equal to $6,000 multiplied by a factor determined by dividing the cumulative Net Sales for the Fiscal Quarter by the applicable Approved Sales Goal. For the Fiscal Year 2002, the Approved Sales Goals are as follows: $3,150,174 for the Fiscal Quarter ending March 31, 2002; $9,329,587 for the Fiscal Quarter ending June 30, 2002 (covering the 6 months ended 6/30/02); $16,896,031 for the Fiscal Quarter ending September 30, 2002 (covering the 9 months ended 9/30/02), and $22,000,941 for the Fiscal Quarter ending December 31, 2002 (covering the 12 months ended 12/31/02). For Fiscal Years after the Fiscal Year 2002, Employer's CEO in consultation with Employer's senior management, including Employee, shall use his reasonable efforts to establish Approved Sales Goals for the Fiscal Quarters during the applicable Fiscal year prior to the end of the first Fiscal Quarter during such Fiscal Year. The SA Bonus for any Fiscal Quarter shall be payable 30 days after the end of the Fiscal Quarter, provided, however, that the SA Bonus for the Fiscal Quarter ending December 31, shall not be payable until 30 days after the release of Employer's Audited Financial Statements.

  For example, if the Approved Sales Goal for the Fiscal Quarter ending June 30, 2002, is $10,000,000 (covering the 6 months ending 6/30/02), and the cumulative Net Sales for the same period is $11,000,000. Employee would be entitled to receive a SA Bonus in the amount of $6,600, determined by multiplying $6,000 by a factor of 1.1 (11,000,000 divided by 10,000,000).

          (d)    R&D Bonus.    Employee shall be entitled to receive a bonus (the "R&D Bonus") in an amount equal to 3% of the Net Sales of any "Key R&D Product" (as hereinafter defined) during the 12 month period commencing on the date of the first shipment of the Key R&D Product to customers; provided, however, that the R&D Bonus of all Key R&D Products payable to Employee with respect to any Fiscal Year shall not exceed $25,000. A Key R&D Product shall mean an innovative product developed for Employer after December 31, 2001 which has been approved in writing by Employer's CEO as a Key R&D Product. The R&D Bonus for Net Sales of Key R&D Products during a Fiscal Quarter shall be payable 30 days after the end of the Fiscal Quarter, provided, however, that the cumulative R&D Bonuses payable with respect to any single Fiscal Year shall not exceed $25,000.

          (e)    One Time Super Bonus.    For the Fiscal Year of Employer during which Net Sales equal or exceed $35,000,000 (the "Milestone Sales Amount"). Employee shall be entitled to a one-time incentive bonus (the "Super Bonus") in the amount of Two Hundred Fifty Thousand Dollars ($250,000), provided that all of the following conditions have been met:

            (i)    Employee is employed by Employer at the end of the applicable Fiscal Year;

            (ii)   Employer's Pre-Tax Income for the applicable Fiscal Year is at least ten percent (10%) of Employer's Net Sales for such Fiscal Year; and

            (iii)  The Milestone Sales Amount is achieved by Employer no later than the Fiscal Year ending December 31, 2003.

  In the event that all of the above conditions are not met in any Fiscal Year, the Super Bonus shall not be payable and there will be no proration of the Super Bonus.

          (f)    Severance Consideration.    In the event that a "Termination of Employment" occurs for any reason other than as a result of (i) the resignation or election of Employee, or (ii) the termination of Employee by Employer "for cause," Employer shall pay Employee a severance payment (the "Severance Payment") in an amount equal to eight weeks of Base Salary (at the Base Salary rate in effect immediately prior to the date of Termination of Employment).

          (g)    Compensation Limit.    The maximum compensation (the "Compensation Limit") payable by Employer to Employee with respect to any Fiscal Year from the Base Salary, the Contingent Annual Incentive Bonus, the SA Bonus and the R&D Bonus as set forth in Sections 3(a), 3(b), 3(c) and 3(d), respectively, of this Agreement, shall be Two Hundred Fifty Thousand Dollars ($250,000). The parties agree that the Compensation Limit shall not apply to the Super Bonus and the Severance Payment that the Employee may be entitled to receive pursuant to Sections 3(e) and 3(f), respectively, of this Agreement.

          (h)    Stock Options.    Pursuant to the terms of that certain Amended and Restated Stock Option Agreement dated as of September 1, 1998, and that certain Amended and Restated Stock Option Agreement dated as of September 1, 1999. Employer granted stock options to Employee pursuant to which Employee is entitled to purchase certain shares of Employer's common stock in accordance with the terms thereof. Employee acknowledges that no additional stock options are being granted by Employer to Employee pursuant to this Agreement.

          (i)    Definitions.    For purposes of this Agreement, the following definitions shall apply:

            "Audited Financial Statements" shall mean Employer's financial statements for a Fiscal Year which have been audited by Employer's outside accountants.

            "Fiscal Quarter" shall mean a 3 month period ending March 31, June 30, September 30, or December 31.

            "Fiscal Year" shall mean a 12 month period beginning January 1 and ending December 31.

            "For cause" shall mean the occurrence of any one of the following with respect to Employee: (x) a breach of this Agreement by Employee after written notice from Employer to Employee that the continuance of such action or inaction will constitute a breach of this Agreement; (y) embezzlement, theft or other action injurious to the affairs of Employer; or (z) conviction of a felony.

            "Incentive Compensation" shall mean all forms of incentive compensation or bonuses payable to Employee and/or other employees of Employer for the applicable Fiscal Year, including any incentive compensation or bonuses which are contingent upon Employer's Pre-Tax Income reaching a certain level, including adjustments.

            "Net Sales" shall mean the total gross sales of Employer, less returns, allowances and other items, as shown on Employer's Audited Financial Statements, or the gross sales of a particular product, less returns, allowances or other items applicable to the product, as applicable.

            "Parent Corporation" shall mean any corporation in an unbroken chain of corporations ending with Employer if each of the corporations other than Employer then owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            "Pre-Tax Income" shall mean Employer's "Income (loss) before income taxes" (or the equivalent thereto if described differently) as shown on Employer's Audited Financial Statements for the applicable Fiscal Year. Pre-Tax Income shall take into account all forms of Incentive Compensation payable to Employee (including any Annual Incentive Bonus payable to Employee) or other employees of Employer for the applicable Fiscal Year which is properly accruable for the Fiscal Year. For purposes of determining whether Employee is entitled to the Super Bonus described in Section 3(e) hereof, Pre-Tax Income shall not take into account the Super Bonus.

            "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with Employer if each of the corporations other than the last corporation in the unbroken chain then owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            "Termination of Employment" shall mean the time when the employee-employer relationship between Employee and Employer, a Parent Corporation or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, removal, death or retirement, but excluding terminations where there is a simultaneous reemployment of Employee by Employer, a Parent Corporation or a Subsidiary.

        4.    Duties.    Employee is hereby engaged as the President of Employer. Employee shall have the authority and power to perform, and shall perform, all duties that are customary for an officer of a corporation (engaged in a business similar to Employer's business) holding the position of President, and shall have such other authority and shall perform such other duties as may be reasonably assigned by Employer's CEO or Board of Directors (the "Board"). Without limiting the generality of the foregoing, Employee shall be responsible, subject to the direction of the CEO and the Board, for the day to day operations and management of the business of Employer, including regular consultation with other officers of Employer and supervision of employees with respect to such matters as finance, accounting, business administration and personnel matters.

        5.    Extent of Service.    Employee shall devote his attention and energies on a full-time basis to the business of Employer and to the discharge of his duties as President.

        6.    Working Facilities.    Employee shall be furnished with office facilities and services suitable to his position and adequate for the performance of his duties and consistent with such policies as may be established by Employer from time to time and be applicable to Employer's senior management employees.

        7.    Expenses.    Employee is authorized to incur ordinary and necessary expenses for promoting the business of Employer which are consistent with the policies of Employer as may be established by Employer from time to time. Subject to the timely submission of expense reimbursement requests as provided below, Employer will reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures with supporting backup documentation. Employee agrees to submit expense reimbursement requests within 90 days after the incurrence of such business expenses. In the event that Employee fails to submit expense reimbursement requests within such 90 day period, Employer shall have no obligation to reimburse Employee for such expenses.

        8.    Insurance and Other Employee Benefits.    Employee shall be entitled to the following benefits: (a) participation in any insurance or other employee benefit programs maintained by Employer for the benefit of all employees; (b) two (2) weeks of vacation in each calendar year, which shall be taken at times consistent with the reasonable needs of the business of Employer.

        9.    Effect of Termination.    As provided in Section 2 hereof, Employee is employed by Employer on an "at will" basis and either party shall have the right to terminate this Agreement at any time. Upon any termination of this Agreement for any reason, all rights of Employee under this Agreement shall cease to be effective as of the effective termination date, Employee shall cease to be an employee of Employer, and Employee shall have no right to receive any payments or benefits hereunder except for the following which shall be payable regardless of the reason for termination:

          (a)   The Base Salary payable pursuant to Section 3(a) hereof up to the effective termination date.

          (b)   The Annual Incentive Bonus payable for any Fiscal Year completed prior to the effective termination date; provided, however, that if the termination occurs during a Fiscal Year, the payment of an Annual Incentive Bonus for such partial Fiscal Year shall be determined by multiplying the Annual Incentive Bonus which would have been payable for the entire Fiscal Year if Employee had remained employed by Employer through the end of such Fiscal Year, by a fraction, the numerator of which shall be the number of days from the January 1 immediately preceding the effective termination date through the effective termination date, and the denominator of which shall be 365, less any prior payments made by Employer to Employee with respect to the Annual Incentive Bonus for such Fiscal Year. Any Annual Incentive Bonus payable for a Fiscal Year or a partial Fiscal Year shall be payable within 30 days after release of Employer's Audited Financial Statements for such Fiscal Year.

          (c)   The SA Bonus payable for any Fiscal Quarter completed prior to the effective termination date which has not been previously paid.

          (d)   The R&D Bonus with respect to Net Sales of Key R&D Products prior to the effective termination date which has not been previously paid, subject to the limitations set forth in Section 3(d) hereof.

          (e)   Provided that all of the conditions set forth in Section 3(e) hereof have been satisfied prior to the effective termination date, the Super Bonus. In the event that all of the conditions set forth in Section 3(e) hereof have not been met prior to the effective termination date, the Super Bonus will not be payable and there will be no proration of the Super Bonus.

          (f)    Reimbursement of expenses incurred in accordance with Section 7 hereof prior to the effective termination date to the extent submitted on a timely basis in accordance with the requirements of Section 7 and not previously reimbursed by Employer.

        10.    Non-Competition; Nondisclosure of Proprietary Information

          (a)    Non-Competition.    During Employee's employment by Employer, Employee shall not, directly or indirectly, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, stockholder, director, officer, employee, joint venturer, investor or other participant) any "Competitive Business" (as hereinafter defined) in the United States, without regard to (i) whether the Competitive Business has its office or other business facilities within the United States, (ii) whether any of the activities of Employee occurs or is performed within the United States, or (iii) whether Employee resides in, or reports to an office within, the United States. For purposes of this Section 10, "Competitive Business" shall mean the business of design, manufacture, sale and distribution of sunglasses and related products and accessories.

          (b)    Nondisclosure.    During the period that Employee is employed by Employer and for two (2) years thereafter, Employee shall not disclose any confidential and proprietary information regarding any aspects of Employer, including any information relating to its financial affairs, business, operations, products and customers that is not public knowledge ("Proprietary Information"), to any third parties or other employees of Employer except in the ordinary course of Employer's business to third parties or other employees who have a need to know the Proprietary Information for the purpose of advancing the business of Employer.

          (c)    Return of Proprietary Information.    Immediately upon termination of this Agreement for any reason, Employee shall return any documents or other written materials which contain Proprietary Information, and any property which belongs to Employer, to Employer.

          (d)    Remedies.    The parties to this Agreement hereby agree that (i) if Employee breaches this Section 10, the damage to Employer will be substantial, although difficult to ascertain, and money damages will not afford Employer an adequate remedy, and (ii) if Employee is in breach of this Section 10, or threatens a breach of this Section 10, Employer shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Section 10.

        11.    Notices.    All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (a) upon delivery, if delivered in person or by e-mail or facsimile transmission with receipt acknowledged, (b) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (c) three business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed to his residence address set forth at the end of this Agreement (or such other address as Employee may specify in a written notice to Employer) in the case of Employee, or to its principal office in the case of Employer.

        12.    Benefits.    This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, heirs and legal representatives. The provisions of Section 10 of this Agreement shall survive termination of this Agreement.

        13.    Entire Agreement.    This instrument contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes the Employment Agreement dated as of January 1, 2000, by and between Employer and Employee. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

        14.    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceabilily without invalidating the remaining provisions hereof, but shall be enforced to the maximum extent permitted by law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        15.    Governing Law.    This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to conflicts of laws principles.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPY OPTIC, INC., a California corporation

By	/s/ Mark Simo Mark Simo Chief Executive Officer	/s/ Barry Buchholtz Barry Buchholtz

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  Exhibit 10.14
EMPLOYMENT AGREEMENT (Buchholtz)